QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5

        [WSGR Letterhead]

        January 30, 2003

Hoover's, Inc.
5800 Airport Blvd.
Austin, Texas 78752

  Re: Registration Statement on Form S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 30, 2003 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 150,000 shares of your Common Stock, par value $0.01 per share, under the Hoover's, Inc. 1999 Employee Stock Purchase Plan. Such shares of your Common Stock are referred to herein as the "Shares" and such plan is referred to herein as the "Plan". As your counsel in connection with the filing of such Registration Statement, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

        It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                      Very truly yours,

                      /s/ Wilson Sonsini Goodrich & Rosati

                      WILSON SONSINI GOODRICH & ROSATI
                      Professional Corporation

QuickLinks

  Exhibit 5